UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 Amendment No. 4
                                       to
                                  SCHEDULE 13D



                    Under the Securities Exchange Act of 1934



                              Dyersburg Corporation
                              ---------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                   267575-10-8
                                 --------------
                                 (CUSIP Number)



                            Kenneth M. Socha, Esquire
                                    Suite 610
                               1627 I Street, N.W.
                             Washington, D.C. 20006
                                 (202) 452-0101
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  May 8 , 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box / /

Check the following box if a fee is being paid with the statement / /

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of Above
         Person.

         Kurt T. Borowsky
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
 -------------------------------------------------------------------------------
Number of Shares           7)      Sole Voting Power                 51,643 shs.
Beneficially Owned                 ---------------------------------------------
by Each Reporting          8)      Shared Voting Power              464,865 shs.
Person                             ---------------------------------------------
                           9)      Sole Dispositive Powers           51,643 shs.

                                   ---------------------------------------------
                           10)     Shared Dispositive Power         464,865 shs.
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                      516,508 shs.
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                 3.9%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Van Beuren Management Trust
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
 -------------------------------------------------------------------------------
Number of Shares           7)      Sole Voting Power                       -0-
Beneficially Owned                 ---------------------------------------------
by Each Reporting          8)      Shared Voting Power                   115,000
Person                             ---------------------------------------------
                           9)      Sole Dispositive Powers                 -0-
                                   ---------------------------------------------
                           10)     Shared Dispositive Power              115,000
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                           115,000
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.88%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             00

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         The MCJ Foundation
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
 -------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                      -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                  320,522
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power             320,522
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                           320,522
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                 2.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                            00

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above   Person.

         The PICK Foundation, Inc.
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
 -------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     29,343
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               29,343
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            29,343
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.22%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             00

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Hugh J. Byrnes
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
 -------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     23,206
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               23,206
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            23,206
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.18%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Hugh J. Byrnes, Custodian for Hugh J. Byrnes IV & Paige Jean Byrnes under the NJ Uniform Transfer to Minors Act
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                       -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                     -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                 -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power                -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                              -0-
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                   0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Jacquelyn Byrnes, Custodian for Hugh J. Byrnes IV and Paige Jean Byrnes under the NJ Uniform Transfer to Minors Act
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
 -------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                       -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                     -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                 -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power                -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                              -0-
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                   0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Franca M. Ferracane
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     18,500
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               18,500
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            18,500
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.14%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Keith A. Hightower
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     10,363
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               10,363
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            10,363
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.08%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Julius Koppelman
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
 -------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                      6,900
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                     -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                6,900
                                    --------------------------------------------
                           10)      Shared Dispositive Power                -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                             6,900
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.05%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Richard S. Linhart
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)  / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                      6,981
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                6,981
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                             6,981
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.05%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Frank H. Pearl
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                              / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                       -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                     -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                 -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power                -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                              -0-
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.00%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Harding Service L.L.C., et al. Profit Sharing Plan & Trust
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                              / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                   -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power              -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            -0-
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                   0%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             00

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Frank E. Richardson
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                    183,787
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                      580
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers              183,787
                                    --------------------------------------------
                           10)      Shared Dispositive Power                 580
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                           184,367
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                 1.4%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------
1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         The Richardson Foundation
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                              / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                        -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                      580
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                  -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power                 580
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                               580
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                .004%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             00

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         David J. Roy
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                      -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                  435,522
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power             435,522
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                           435,522
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                3.31%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         The Sandy Hill Foundation
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     48,527
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               48,527
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            48,527
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.37%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             00

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Manfred L. Steyn
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                              / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     64,811
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               64,811
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            64,811
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.49%
--------------------------------------------------------------------------------
14)      Type of Reporting Person

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Frederic J. Truslow
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                       -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                     -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                 -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power                -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                              -0-
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / /N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                  00%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Aura Garcia de Truslow
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         Peru
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                     16,750
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers               16,750
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                            16,750
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.13%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         Henrik N. Vanderlip
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                              / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                      2,582
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                     -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                2,582
                                    --------------------------------------------
                           10)      Shared Dispositive Power                -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                             2,582
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.02%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         The Blake Elin Vanderlip Memorial Foundation
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                      -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                             -0-
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.00%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

CUSIP NO.  26757510
--------------------------------------------------------------------------------

1)       Name of Reporting Person; S.S. or I.R.S. Identification No. of
         Above Person.

         The Jennie Zoline Foundation
--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a) / /
         (b) /X/
--------------------------------------------------------------------------------
3)       SEC Use Only
--------------------------------------------------------------------------------
4)       Source of Funds

         Not Applicable
--------------------------------------------------------------------------------
5)       Check Box If Disclosure of Legal Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)                                               / /
--------------------------------------------------------------------------------
6)       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of Shares           7)       Sole Voting Power                      -0-
Beneficially Owned                  --------------------------------------------
by Each Reporting          8)       Shared Voting Power                    -0-
Person                              --------------------------------------------
                           9)       Sole Dispositive Powers                -0-
                                    --------------------------------------------
                           10)      Shared Dispositive Power               -0-
--------------------------------------------------------------------------------
11)      Aggregate Amount Beneficially Owned by
         Each Reporting Person                                             -0-
--------------------------------------------------------------------------------
12)      Check Box if the Aggregate Amount in Row (11) Excludes
         Certain Shares                                                  / / N/A
--------------------------------------------------------------------------------
13)      Percent of Class Represented by Amount in Row (11)                0.00%
--------------------------------------------------------------------------------
14)      Type of Reporting Person                                             IN

Item 1.  Security and Issuer

                  This statement relates to the common stock, par value $.01 per share (the "Common Stock"), of Dyersburg Corporation, a Tennessee corporation ("Dyersburg" or the "Company"). The Company's principal executive offices are located at 1315 Phillips Street, Dyersburg, Tennessee 38025.

Item 2.  Identity and Background

=====================================================================================================================
                                                                            Present Occupation and Name,
                                                                           Principal Business and Address
                                                                                of any Corporation or
                                                                             Organization in which such
                                                                               Employment is Conducted
         (Item 2(a))                      (Item 2(b))                                (Item 2(c))
------------------------------- -------------------------------- ----------------------------------------------------
1.  Kurt T. Borowsky            330 South Street                 Chairman of Van Beuren Management, Inc. (financial
                                P. O. Box 1975                   management) Vice Chairman, Harding Service, LLC
                                Morristown, NJ  07962            (management consulting), 330 South Street,
                                                                 Morristown, NJ  07962
---------------------------------------------------------------------------------------------------------------------
2.  Van Beuren Management       330 South Street                 Private Irrevocable Trust
     Trust                      P. O. Box 1975
                                Morristown, NJ  07962
---------------------------------------------------------------------------------------------------------------------
3.  The MCJ Foundation          330 South Street                 Private Charitable Foundation
                                P. O. Box 1975
                                Morristown, NJ  07962
---------------------------------------------------------------------------------------------------------------------
4.  The PICK Foundation, Inc.   330 South Street                 Private Charitable Foundation
                                P. O. Box 1975
                                Morristown, NJ  07962
---------------------------------------------------------------------------------------------------------------------
5.  Hugh J. Byrnes              3194 Tala Loop                   Retired
                                Longwood, FL  32779
---------------------------------------------------------------------------------------------------------------------
6.  Hugh J. Byrnes, Custodian   3194 Tala Loop                   Retired
     for Hugh J. Byrnes IV &    Longwood FL  32779
     Paige Jean Byrnes
---------------------------------------------------------------------------------------------------------------------
7.  Jacquelyn Byrnes,           3194 Tala Loop                   Retired
     Custodian for Hugh J.      Longwood, FL  32779
     Byrnes IV & Paige Jean
     Byrnes
---------------------------------------------------------------------------------------------------------------------
8.  Franca M. Ferracane         330 South Street                 Secretary; Harding Service, LLC (management
                                P. O. Box 1975                   consulting); 330 South Street, Morristown, NJ
                                Morristown, NJ  07962            07962
---------------------------------------------------------------------------------------------------------------------
9.  Keith A. Hightower          330 South Street                 Manager; Harding Service, LLC (management
                                P. O. Box 1975                   consulting); 330 South Street,
                                Morristown, NJ  07962            Morristown, NJ  07962
---------------------------------------------------------------------------------------------------------------------
10. Frank E. Richardson         F.E. Richardson & Co., Inc.      President; F.E. Richardson & Co., Inc.
                                245 Park Avenue, 41st Floor,     (investment company); 245 Park Avenue,
                                New York, NY  10167              New York, NY  10167
---------------------------------------------------------------------------------------------------------------------




=====================================================================================================================
                                                                            Present Occupation and Name,
                                                                           Principal Business and Address
                                                                                of any Corporation or
                                                                             Organization in which such
                                                                               Employment is Conducted
         (Item 2(a))                      (Item 2(b))                                (Item 2(c))
------------------------------- -------------------------------- ----------------------------------------------------
11. The Richardson Foundation   F.E. Richardson & Co., Inc.      Irrevocable Charitable Trust
                                245 Park Avenue, 41st Floor,
                                New York, NY  10167
---------------------------------------------------------------------------------------------------------------------
12. David J. Roy                330 South Street                 President, The Cambridge Group (consulting) 1334
                                P. O. Box 1975                   Park View Avenue, Manhattan Beach, CA  90266; Vice
                                Morristown, NJ  07962            Chairman of Van Beuren Management, Inc.,
                                                                 (financial management); 330 South Street,
                                                                 Morristown, NJ  07960
---------------------------------------------------------------------------------------------------------------------
13. Manfred L. Steyn            330 South Street                 Manager; Harding Service, LLC, (management
                                P. O. Box 1975                   consulting); 330 South Street, Morristown, NJ
                                Morristown, NJ  07962            07962
---------------------------------------------------------------------------------------------------------------------
14. Julius Koppelman            330 South Street                 Chairman; Harding Service, LLC (management
                                P. O. Box 1975                   consulting); 330 South Street, Morristown, NJ
                                Morristown, NJ  07962            07962
---------------------------------------------------------------------------------------------------------------------
15. Richard S. Linhart          1776 Broadway, 18th Floor, New   President; Opus Capital Corp., (private investment
                                York, NY  10019                  firm); 1776 Broadway, New York, NY  10019
---------------------------------------------------------------------------------------------------------------------
16. Frank H. Pearl              1627 I Street, N.W.              Chairman; Perseus, LLC; (merchant bank); 1627 I
                                Washington, DC  20006            Street, NW, Washington, DC  20006
---------------------------------------------------------------------------------------------------------------------
17. Frederic J. Truslow         1627 I Street, N.W.              Vice President; Rappahannock Investment Company;
                                Washington, DC  20006            (private investment company); 1627 I Street, NW,
                                                                 Suite 610, Washington, DC  20006
---------------------------------------------------------------------------------------------------------------------
18. Aura Garcia de Truslow      1818 H Street, N.W.,             Senior project officer, World Bank, 1818 H Street,
                                Washington, DC  20433            N.W., Washington, DC  20433
---------------------------------------------------------------------------------------------------------------------
19. Harding Service L.L.C. et   330 South Street, P. O. Box      Defined Contribution Employee Benefit Plan
     al. Profit Sharing Plan    1975, Morristown, NJ  07962
     & Trust
---------------------------------------------------------------------------------------------------------------------
20. The Sandy Hill Foundation   330 South Street                 Private Charitable Foundation
                                P. O. Box 1975
                                Morristown, NJ  07962
---------------------------------------------------------------------------------------------------------------------
21. Henrik N. Vanderlip         133 River Road                   Chairman; Viking Capital Partners, Inc. (private
                                Cos Cob, CT  06807               investment firm); 133 River Road, Cos Cob, CT
                                                                 06807
---------------------------------------------------------------------------------------------------------------------
22. The Blake Elin Vanderlip    13 River Road                    Private Charitable Foundation
     Memorial Foundation        Cos Cob, CT  06807
---------------------------------------------------------------------------------------------------------------------
23. The Jennie Zoline           1627 I Street, N.W.              Private Charitable Foundation
     Foundation                 Washington, DC  20006
=====================================================================================================================

Item 2.  (d) & (e)

                  During the last five years, none of the persons or entities listed in Item 2 of this Schedule 13D has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to Federal or State securities laws or finding any violation with respect to any such laws.

Item 2. (f)  Citizenship of Each Person Filing

                  United States except Aura Garcia de Truslow who is a citizen of Peru

Item 3.  Source and Amount of Funds or Other Consideration

                  Not applicable

Item 4.  Purpose of Transaction

                  Item 4 is hereby amended by adding the following:

                  This amendment to Schedule 13D is necessitated solely by the fact that on May 8, 1997, the persons identified in response to Item 2 of this Schedule 13D (collectively the "Sellers") sold an aggregate of 3,000,000 shares of the Common Stock of Dyersburg (the "Shares") at a price of $7.65 per share, plus an adjustment like interest from May 1, 1997 at an annual rate of 3.25% pursuant to a stock purchase agreement (the "Purchase Agreement") with Polysindo Hong Kong Limited ("Polysindo"). The persons filing this amendment to Schedule 13D acted in concert with respect to the transactions described herein but do not otherwise share the power to vote or dispose of their securities with each other. As of the consummation of this transaction no group exists with respect to the Shares and no individual filing person owns 5% or more of the shares of Dyersburg Common Stock. A copy of the Purchase Agreement with Polysindo was included as Exhibit A to Amendment No. 3 to this
                  Schedule 13-D.


Item 5  Interest in Securities of the Issuer.

                  Item 5 is hereby amended by adding the following:

Item 5 (a) & (b)

                  Each of the persons filing this amendment to Schedule 13D hereby incorporates by reference the information contained in items (7) through (11) of the cover pages to this filing.

Item 5 (c)

                  Henrik N. Vanderlip donated 7,000 Shares to The Blake Elin Vanderlip Memorial Foundation on April 15, 1997, and on May 7, 1997, Frank H. Pearl donated 12,185 Shares to The Jennie Zoline Foundation and 12,417 shares of Dyersburg Common Stock to two other unaffiliated charitable organizations. These are the only transactions effected by any filing person during the past 60 days. Each of said foundations sold all their Shares to Polysindo pursuant to the Purchase Agreement.

Item 5 (d)

                  Not applicable

Item 5 (e)

                  On May 8, 1997, each of the reporting persons ceased to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company.

Item 6. Contracts, Arrangements, Understanding, Relationships with Respect to Securities of the Issuer.

                  Other than the Purchase Agreement described in Item 4, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the persons referred to in Item 2 and between such persons and any person with respect to any securities of the Company, including, but not limited to, any relating to the transfer or voting of any of such securities, finder's fees, joint ventures, loan or option agreements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

                  Julius Koppelman, one of the filing persons, and two other individuals who previously were affiliated with the filing persons, have submitted their resignation as directors of the Company to be effective upon acceptance by Dyersburg.

Item 7.  Material to be filed as Exhibits.

                  Exhibit A         Joint Filing Agreement

                  Exhibit B         Power of Attorney appointing Kenneth M.
                                    Socha as attorney in fact.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



May 11, 1997                        /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    Kurt T. Borowsky

                                    Paige Jean Byrnes Under the NJ
                                    Uniform Transfers to Minors Act
                                    /s/ Jacquelyn J. Byrnes, Cust*
                                    --------------------------------
                                    By: Jacquelyn J. Byrnes, Cust.

                                    Hugh J. Byrnes IV Under the NJ
                                    Uniform Transfers to Minors Act
                                    /s/ Jacquelyn J. Byrnes, Cust.*
                                    --------------------------------
                                    By: Jacquelyn J. Byrnes, Cust.

                                    /s/ Franca M. Ferracane*
                                    --------------------------------
                                    Franca M. Ferracane

                                    /s/ Julius Koppelman*
                                    --------------------------------
                                    Julius Koppelman

                                    /s/ Richard S. Linhart*
                                    --------------------------------
                                    Richard S. Linhart

                                    /s/ Hugh J. Byrnes*
                                    --------------------------------
                                    Hugh J. Byrnes

                                    Hugh J. Byrnes IV Under the NJ
                                    Uniform Transfers to Minor s Act
                                    /s/ Hugh J. Byrnes, Cust.*
                                    --------------------------------
                                    By: Hugh J. Byrnes, Cust.

                                    Paige Jean Byrnes Under the NJ
                                    Uniform Transfers to Minor s Act
                                    /s/ Hugh J. Byrnes, Cust.*
                                    --------------------------------
                                    By: Hugh J. Byrnes, Cust.

                                   Signatures
                                     Page 2


                                    /s/ Keith A. Hightower*
                                    --------------------------------
                                    Keith A. Hightower

                                    THE MCJ FOUNDATION

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Director

                                    /s/ Frank H. Pearl*
                                    --------------------------------
                                    Frank H. Pearl

                                    /s/ Frank E. Richardson*
                                    --------------------------------
                                    Frank E. Richardson

                                    /s/ David J. Roy*
                                    --------------------------------
                                    David J. Roy

                                    THE SANDY HILL FOUNDATION

                                    /s/ Frank E. Walsh, III,*
                                    --------------------------------
                                    By: Frank E. Walsh, III, V.P.

                                    /s/ Frederic J. Truslow*
                                    --------------------------------
                                    Frederic J. Truslow

                                    VAN BEUREN MANAGMENT TRUST

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Trustee

                                    HARDING SERVICE L.L.C., et al.
                                    PROFIT SHARING PLAN & TRUST

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Trustee

                                    /s/ Frank E. Richardson*
                                    --------------------------------
                                    By: Frank E. Richardson, Trustee

                                   Signatures
                                     Page 3



                                    THE PICK FOUNDATION, INC.

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Director

                                    THE RICHARDSON FOUNDATION

                                    /s/ Frank E. Richardson*
                                    --------------------------------
                                    By: Frank E. Richardson, Trustee

                                    /s/ Manfred L. Steyn*
                                    --------------------------------
                                    Manfred L. Steyn

                                    /s/ Aura Garcia de Truslow*
                                    --------------------------------
                                    Aura Garcia de Truslow

                                    /s/ Henrik N. Vanderlip*
                                    --------------------------------
                                    Henrik N. Vanderlip

                                    THE BLAKE ELIN VANDERLIP
                                    MEMORIAL FOUNDATION

                                    /s/ Henrik N. Vanderlip*
                                    --------------------------------
                                    By: Henrik N. Vanderlip

                                    THE JENNIE ZOLINE FOUNDATION

                                    /s/ Frank H. Pearl*
                                    --------------------------------
                                    By: Frank H. Pearl, Trustee

*/s/ Kenneth M. Socha
--------------------------------------
By: Kenneth M. Socha, Attorney-in-Fact

                                                                       EXHIBIT A


                             JOINT FILING AGREEMENT


         The undersigned hereby agree that the foregoing Schedule 13D may be filed on behalf of each of them.


May 8, 1996                         /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    Kurt T. Borowsky


                                    Paige Jean Byrnes Under the NJ
                                    Uniform Transfers to Minors Act
                                    /s/ Jacquelyn J. Byrnes, Cust*
                                    --------------------------------
                                    By: Jacquelyn J. Byrnes, Cust.


                                    Hugh J. Byrnes IV Under the NJ
                                    Uniform Transfers to Minors Act
                                    /s/ Jacquelyn J. Byrnes, Cust.*
                                    --------------------------------
                                    By: Jacquelyn J. Byrnes, Cust.


                                    /s/ Franca M. Ferracane*
                                    --------------------------------
                                    Franca M. Ferracane


                                    /s/ Julius Koppelman*
                                    --------------------------------
                                    Julius Koppelman


                                    /s/ Richard S. Linhart*
                                    --------------------------------
                                    Richard S. Linhart


                                    /s/ Hugh J. Byrnes*
                                    --------------------------------
                                    Hugh J. Byrnes

                             JOINT FILING AGREEMENT
                                     Page 2


                                    Hugh J. Byrnes IV Under the NJ
                                    Uniform Transfers to Minor s Act
                                    /s/ Hugh J. Byrnes, Cust.*
                                    --------------------------------
                                    By: Hugh J. Byrnes, Cust.


                                    Paige Jean Byrnes Under the NJ
                                    Uniform Transfers to Minor s Act
                                    /s/ Hugh J. Byrnes, Cust.*
                                    --------------------------------
                                    By: Hugh J. Byrnes, Cust.


                                    /s/ Keith A. Hightower*
                                    --------------------------------
                                    Keith A. Hightower


                                    THE MCJ FOUNDATION

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Director


                                    /s/ Frank H. Pearl*
                                    --------------------------------
                                    Frank H. Pearl


                                    /s/ Frank E. Richardson*
                                    --------------------------------
                                    Frank E. Richardson


                                    /s/ David J. Roy*
                                    --------------------------------
                                    David J. Roy


                                    THE SANDY HILL FOUNDATION

                                    /s/ Frank E. Walsh, III,*
                                    --------------------------------
                                    By: Frank E. Walsh, III, V.P.

                             JOINT FILING AGREEMENT
                                     Page 3


                                    /s/ Frederic J. Truslow*
                                    --------------------------------
                                    Frederic J. Truslow


                                    VAN BEUREN MANAGMENT TRUST

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Trustee


                                    HARDING SERVICE L.L.C., et al.
                                    PROFIT SHARING PLAN & TRUST

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Trustee


                                    /s/ Frank E. Richardson*
                                    --------------------------------
                                    By: Frank E. Richardson, Trustee


                                    THE PICK FOUNDATION, INC.

                                    /s/ Kurt T. Borowsky*
                                    --------------------------------
                                    By: Kurt T. Borowsky, Director


                                    THE RICHARDSON FOUNDATION

                                    /s/ Frank E. Richardson*
                                    --------------------------------
                                    By: Frank E. Richardson, Trustee


                                    /s/ Manfred L. Steyn*
                                    --------------------------------
                                    Manfred L. Steyn

                             JOINT FILING AGREEMENT
                                     Page 4


                                    /s/ Aura Garcia de Truslow*
                                    --------------------------------
                                    Aura Garcia de Truslow



                                    /s/ Henrik N. Vanderlip*
                                    --------------------------------
                                    Henrik N. Vanderlip



                                    THE BLAKE ELIN VANDERLIP MEMORIAL FOUNDATION

                                    /s/ Henrik N. Vanderlip*
                                    --------------------------------
                                    By: Henrik N. Vanderlip, Trustee


                                    THE JENNIE ZOLINE FOUNDATION

                                    /s/ Frank H. Pearl*
                                    --------------------------------
                                    By: Frank H. Pearl


*/s/ Kenneth M. Socha
--------------------------------------
By: Kenneth M. Socha, Attorney-in-Fact

                                                                       EXHIBIT B

                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Kenneth M. Socha as his true and lawful agent (with full power of substitution) to act in his name, place or stead to execute and file with the Securities and Exchange Commission a Schedule 13D under the Securities Exchange Act of 1934 (including any and all amendments thereto) reporting his interest in shares of common stock of Dyersburg Corporation together with the other information required thereby and a Joint Filing Agreement in connection therewith.

          THIS POWER OF ATTORNEY SHALL NOT BE AFFECTED BY SUBSEQUENT DISABILITY OR INCOMPETENCE.

         In witness whereof, the undersigned have hereunto set their hand and seal this 8th day of May 1997.




/s/ Kurt T. Borowsky                        /s/ Julius Koppelman
------------------------------              -------------------------------
Kurt T. Borowsky                            Julius Koppelman

Paige Jean Byrnes Under the NJ              /s/ Richard S. Linhart
Uniform Transfers to Minors Act             -------------------------------
/s/Jacquelyn J. Byrnes                      Richard S. Linhart
------------------------------
By: Jacquelyn J. Byrnes, Cust.              /s/ Hugh J. Byrnes
                                            -------------------------------
                                            Hugh J. Byrnes

Hugh J. Byrnes IV Under the NJ              Hugh J. Byrnes IV Under the NJ
Uniform Transfers to Minors Act             Uniform Transfers to Minors Act
/s/ Jacquelyn J. Byrnes                     /s/ Hugh J. Byrnes
------------------------------              -------------------------------
By: Jacquelyn J. Byrnes, Cust.              By: Hugh J. Byrnes, Cust.

/s/ Franca M. Ferracane                     Paige Jean Byrnes Under the NJ
------------------------------              Uniform Transfers to Minors Act
Franca M. Ferracane                         /s/ Hugh J. Byrnes
                                            -------------------------------
                                            By: Hugh J. Byrnes, Cust.

                                Power of Attorney
                                     Page 2

/s/ Keith A. Hightower                      THE PICK FOUNDATION, INC.
-------------------------------
Keith A. Hightower

THE MCJ FOUNDATION                          /s/ Kurt T. Borowsky
                                            --------------------------------
                                            By: Kurt T. Borowsky, Director
/s/ Kurt T. Borowsky
-------------------------------
By: Kurt T. Borowsky, Director

/s/ Frank H. Pearl
-------------------------------
Frank H. Pearl                               THE RICHARDSON FOUNDATION

/s/ Frank E. Richardson                      /s/ Frank E. Richardson
-------------------------------              -------------------------------
Frank E. Richardson                          By: Frank E. Richardson, Trustee

/s/ David J. Roy                             /s/ Manfred L. Steyn
-------------------------------              -------------------------------
David J. Roy                                 Manfred L. Steyn

THE SANDY HILL FOUNDATION                    /s/ Aura Garcia de Truslow
                                             -------------------------------
                                             Aura Garcia de Truslow
/s/ Frank E. Walsh, III
-------------------------------
By: Frank E. Walsh, III, V.P.

/s/ Frederic J. Truslow                      /s/ Henrik N. Vanderlip
-------------------------------              -------------------------------
Frederic J. Truslow                          Henrik N. Vanderlip


VAN BEUREN MANAGMENT TRUST                   THE BLAKE ELIN VANDERLIP
                                             MEMORIAL FOUNDATION
/s/ Kurt T. Borowsky
------------------------------
By: Kurt T. Borowsky, Trustee                /s/ Henrik N. Vanderlip
                                             -------------------------------
                                             By: Henrik N. Vanderlip
HARDING SERVICE L.L.C., et al.
PROFIT SHARING PLAN & TRUST

/s/ Kurt T. Borowsky                         THE JENNIE ZOLINE FOUNDATION
--------------------------------
By: Kurt T. Borowsky, Trustee
                                             /s/ Frank H. Pearl
                                             -------------------------------
/s/ Frank E. Richardson                      By: Frank H. Pearl, Trustee
--------------------------------
By: Frank E. Richardson, Trustee